As filed with the Securities and Exchange Commission on _________, 2018
Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________

CAMTEK LTD.
(Exact name of Registrant as specified in its charter)

Israel (State or other jurisdiction of incorporation or organization)	Not Applicable (IRS Employer Identification No.)

Ramat Gavriel Industrial Zone
P.O. Box 544
Migdal Ha’Emek 23150, Israel
(972) 4-604-8100
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
___________

Camtek Ltd. 2018 Share Incentive Plan
(Full title of the Plan)
___________

Camtek USA, Inc.
48389 Fremont Blvd., Ste. 112
Fremont, CA 94538
(Name and address of agent for service)

(510) 624-9905
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Richard H. Gilden Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 Tel: 212-715-9486 Fax: 212-715-8085	Maya Mali, Adv. Shibolet & Co. Museum Tower, 4 Berkowitz Street, Tel-Aviv 64238, Israel Tel: + 972-3-777-8333 Fax: + 972-3-777-8444

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration fee(4)
Ordinary Shares, nominal (par) value NIS 0.01 per share (“Ordinary Shares”)	1,500,000 shares(2)	$7.39	(3)	$11,085,000	(3)	$1,343.50

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares that may become issuable under the 2018 Plan, by reason of any share dividend, share split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of Ordinary Shares of the Registrant.

(2)	Representing 1,500,000 Ordinary Shares issuable under the Camtek Ltd. 2018 Share Incentive Plan, including its sub-plans (the “2018 Plan”).

(3)
Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low sale prices per share of the Ordinary Shares of the Registrant as reported by the NASDAQ Global Market on October 15, 2018, which is within five (5) business days prior to the date of this Registration Statement.

PART II

Information Required in the Registration Statement

Item 3.    Incorporation of Documents by Reference

The Registrant hereby incorporates by reference in this Registration Statement the following documents:

(a)  The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2017 filed with the Commission on March 15, 2018;

(b)  The Registrant’s Reports of Foreign Issuer on Form 6-K, as filed with the Commission on January 4, 2018, January 9, 2018, January 16, 2018, January 30, 2018, February 7, 2018, March 14, 2018, March 30, 2018, April 23, 2018, May 2, 2018, May 3, 2018, May 31, 2018, June 12, 2018, June 19, 2018, June 19, 2018, July 31, 2018, August 16, 2018, August 30, 2018, September 13, 2018, September 21, 2018, September 25, 2018, October 3, 2018 and October 4, 2018;

(c)  The Registrant’s Reports of Foreign Issuer on Form 6-K/A, as filed with the Commission on May 4, 2018, May 22, 2018, May 24, 2018, June 4, 2018 and September 10, 2018; and

(d)  The description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on July 21, 2000.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, and all Reports of Foreign Issuer on Form 6-K submitted by the Registrant to the Commission during such period, or portions thereof that are identified in such forms as being incorporated into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any document, or any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a document or statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

Item 4.    Description of Securities

Not Applicable.

Item 5.    Interests of Named Experts and Counsel

Not Applicable.

Item 6.    Indemnification of Directors and Officers

The Registrant’s Articles provide that, subject to the provisions of the Israeli Companies Law, the Registrant may:

(1)	Obtain insurance for its office holders covering liability for any act performed in their respective capacities as an office holder with respect to:

•          A violation of the duty care to the Registrant or to another person;

•	A breach of fiduciary duty, provided that the office holder acted in good faith and had reasonable grounds to assume that the act would not cause the Registrant harm; and

•          A monetary liability imposed on an officer holder for the benefit of another person.

(2)
Undertake to indemnify its officer holders, or indemnify an office holder retroactively for a liability imposed or approved by a court and for reasonable legal fees incurred by the office holder in his or her capacity as an office holder, in proceedings instituted against the office holder by the Registrant, on its behalf or by a third party, in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for a crime that does not require proof of criminal intent. An advance undertaking to indemnify an office holder must be limited to categories of events that can be reasonably foreseen, and to an amount which is reasonable under the circumstances, as determined by the board of directors.

The Registrant may exempt, in advance, an office holder from all or part of his or her responsibility for damages occurring as a result of a breach of his or her duty of care. The Registrant may also approve an action taken by the office holder, even if performed in breach of his or her fiduciary duty, if the office holder was acting in good faith, the action does not adversely affect the Registrant and the office holder has revealed to the Registrant’s board his or her personal interest in the action.

Notwithstanding the foregoing, the Registrant may not insure, indemnify or exempt an office holder for any breach of his or her fiduciary duty, or for a violation of his or her duty of care (1) if the act was committed recklessly or with intent, (2) if the act was committed with the intent to realize improper personal gain, or (3) for any fine imposed on the office holder, except as provided above.

As required under Israeli law, the Registrant’s Audit Committee, board of directors and shareholders have approved the indemnification and insurance of our office holders, as well as the resolutions necessary both to exempt its office holders in advance from any liability for damages arising from a breach of their duty of care to the Registrant, and to provide them with the indemnification undertakings and insurance coverage they have received from the Registrant in accordance with the Registrant’s Articles.

Item 8     Exemption from Registration Claimed

None

Item 8.    Exhibits

The following is a list of exhibits filed as part of this Registration Statement and incorporated herein:

Exhibit Number	Description
4.1
Memorandum of Association of Registrant (incorporated herein by reference to Exhibit 3.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form F-1, File No. 333-12292, filed with the Securities and Exchange Commission on July 21, 2000).

4.2
Articles of Registrant, as amended October 24, 2011 (incorporated herein by reference to Exhibit A to the Registrant's Registration Statement on Form 6-K, File No. 000-30664, filed with the Securities and Exchange Commission on September 27, 2011), \ November 3, 2016 (incorporated herein by reference to Exhibit B to the Registrant's Registration Statement on Form 6-K, File No. 000-30664, filed with the Securities and Exchange Commission on September 29, 2016) and June 7, 2018 (incorporated herein by reference to Exhibit C to the Registrant's Registration Statement on Form 6-K/A, File No. 000-30664, filed with the Securities and Exchange Commission on May 24, 2018).

4.3	Camtek Ltd. 2018 Share Incentive Plan
5.1	Opinion of Shibolet & Co.
23.1	Consent of Somekh Chaikin, Independent Registered Public Accounting Firm, a member firm of KPMG International.
23.2	Consent of Shibolet & Co. (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature page to this Registration Statement).

Item 9.    Undertakings

(a)          The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus of any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment of any of the securities being registered which remain unsold at the termination of the offering.

(4)
If the registration is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by §210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or § 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b)
The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.]

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Migdal Ha’Emek, Israel, on this 22 day of October, 2018.

CAMTEK LTD. By: /s/ Moty Ben-Arie Moty Ben-Arie Chairman of the Board of Directors

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Rafi Amit and Moshe Eisenberg, and each of them acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution in each of them acting alone, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement of Camtek Ltd., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any or each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Rafi Amit Rafi Amit	Chief Executive Officer and Director (Principal Executive Officer)	October 22, 2018
/s/ Moshe Eisenberg Moshe Eisenberg	Chief Financial Officer (Principal Account Officer)	October 22, 2018
/s/ Moty Ben-Arie Moty Ben-Arie	Chairman of the Board of Directors	October 22, 2018
/s/ Yotam Stern Yotam Stern	Director	October 22, 2018
/s/ Yael Andorn Yael Andorn	Director	October 22, 2018
/s/ Yosi Shacham-Diamand Yosi Shacham-Diamand	Director	October 22, 2018
/s/ Eran Bendoly Eran Bendoly	Director	October 22, 2018
/s/ Chezy Ofir Chezy Ofir	Director	October 22, 2018
AUTHORIZED REPRESENTATIVE IN THE UNITED STATES Camtek USA, Inc. 2000 Wyatt Dr. Santa Clara, CA 95054
/s/ Rafi Amit Rafi Amit	Chief Executive Officer and Director	October 22, 2018

INDEX TO EXHIBITS

The following is a list of exhibits filed as part of this Registration Statement:

Exhibit Number	Description
4.1
Memorandum of Association of Registrant (incorporated herein by reference to Exhibit 3.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form F-1, File No. 333-12292, filed with the Securities and Exchange Commission on July 21, 2000).

4.2
Articles of Registrant, as amended October 24, 2011 (incorporated herein by reference to Exhibit A to the Registrant's Registration Statement on Form 6-K, File No. 000-30664, filed with the Securities and Exchange Commission on September 27, 2011), \ November 3, 2016 (incorporated herein by reference to Exhibit B to the Registrant's Registration Statement on Form 6-K, File No. 000-30664, filed with the Securities and Exchange Commission on September 29, 2016) and June 7, 2018 (incorporated herein by reference to Exhibit C to the Registrant's Registration Statement on Form 6-K/A, File No. 000-30664, filed with the Securities and Exchange Commission on May 24, 2018).

4.3	Camtek Ltd. 2018 Share Incentive Plan
5.1	Opinion of Shibolet & Co.
23.1	Consent of Somekh Chaikin, Independent Registered Public Accounting Firm, a member firm of KPMG International.
23.2	Consent of Shibolet & Co. (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature pages to this Registration Statement).